Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan of Cantel Medical Corp. of our reports dated September 29, 2015, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. and the effectiveness of internal control over financial reporting of Cantel Medical Corp. included in its Annual Report (Form 10-K) for the year ended July 31, 2015, filed with the Securities and Exchange Commission.

	By:	/s/ Ernst & Young LLP

New York, New York
March 10, 2016